EXHIBIT 99.1

BioNexus to Build AI Applications for Malaysian Healthcare Under Exclusive CogniAI Licence

Licence of up to 20 years, payable in shares, as Malaysia commits RM1 billion to digitalizing public healthcare

KUALA LUMPUR, Malaysia, October 7, 2026 — BioNexus Gene Lab Corp. (Nasdaq: BGLC) ("Company" or "BGLC") today announced plans to build AI applications for Malaysian healthcare, following the signing of a definitive agreement with Ruanyun Edai Technology Inc. (Nasdaq: RYET) on October 5, 2026 for an exclusive Malaysian healthcare licence to RYET's CogniAI artificial intelligence platform. BGLC's first target is Malaysia's public healthcare digitalization programme, which covers 150 hospitals and more than 2,000 health clinics. Closing and the contemplated share issuances remain pending.

"With CogniAI we would not be starting from a blank page," said Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp. "The platform exists and is in commercial use, and our job is to build the applications around it. Malaysia is putting real money into taking public healthcare records digital, and that is where we intend to go first."

The opportunity

In August 2026, the Malaysian government raised its allocation for public healthcare digitalization to RM1 billion, covering electronic medical records and connectivity at 150 hospitals and more than 2,000 health clinics. The Ministry of Health has said public hospitals and health facilities nationwide are to be equipped with electronic medical records by 2029. Its facilities recorded 68.2 million patient arrivals in 2023, according to ministry data tabled in Parliament in 2025.

BGLC intends to offer CogniAI-based applications that complement those systems by bringing existing paper and scanned records into digital form. BGLC has not been awarded any government contract, and any public-sector work would depend on government procurement.

More broadly, a November 2024 report by Grand View Research projects the global intelligent document processing market to reach approximately US$12.35 billion by 2030, growing at about 33.1% a year from 2025. Notably, the agreement also gives BGLC a right to add other Malaysian industries by written notice, which would allow it to pursue digitalization work beyond healthcare.

A platform already in commercial use

CogniAI is RYET's AI platform for document intelligence. It recognizes, classifies and extracts information from documents and records. In June 2026, RYET reported approximately US$1.73 million of contracted commercial activity for the platform, on an unaudited basis. In September 2026, it announced a deployment to digitize highway engineering archives in Ningxia, China.

"BioNexus knows the Malaysian market and its healthcare providers, and that local knowledge is what turns a platform into working applications," said Maggie Fu, Chief Executive Officer of Ruanyun Edai Technology Inc. "We built CogniAI to read and organize records at scale, and we look forward to supporting BioNexus as it takes the platform into healthcare."

At closing, BGLC would receive rights to host, adapt and integrate the platform, build and brand applications using it, and sublicense the technology to customers and implementation partners during the prescribed term. BGLC would lead local implementation and customer relationships, and it retains ownership of the applications it develops. Personal data must be hosted in Malaysia, with no RYET Group access from outside the country.

The licence adds a third element to the AI and technology strategy BGLC has been building. The first two are its investments, in Ascension Innovation Sdn. Bhd. in August 2024 and in Fidelion Diagnostics Pte. Ltd. in November 2025, when it also obtained exclusive ASEAN rights to the VitaGuard™ minimal residual disease platform, and its own GeneMatrix Systems software development.

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Key terms of the RYET agreement

•         Licence. Exclusive for healthcare in Malaysia for ten years from closing, with two five-year renewal options for BGLC. Exclusivity is subject to the agreement's milestone, cure and termination provisions.

•         Other industries. BGLC may add other Malaysian industries by written notice. Exclusivity in an added industry continues only if a customer contract is signed within twelve months. Additional RYET work would require a separate project agreement.

•         Consideration. At closing, BGLC will issue 410,000 common shares for the stated US$3.5 million licence consideration, a contractual amount and not a statement of fair value. There is no cash payment or market-value guarantee.

•         Share exchange. BGLC will issue another 150,000 common shares in exchange for 500,000 RYET ordinary shares, for 560,000 shares in total.

•         Royalty to RYET. 10% of defined technology receipts actually collected, with no minimum royalty or annual platform fee. Testing and clinical fees and separately identifiable services are excluded.

•         Closing. Subject to technology delivery and BGLC's written acceptance, satisfactory due diligence, and required approvals. Either non-defaulting party may terminate if closing has not occurred by March 31, 2027, unless extended.

Next steps

RYET is required to deliver the technology by December 4, 2026, which is 60 days after signing. BGLC will then carry out acceptance testing. In parallel, BGLC plans to begin discussions on offering CogniAI-based applications to government digitalization initiatives.

"We structured the agreement to keep cash in the business," Mr. Tan said. "RYET is taking its licence consideration in our shares and a royalty only on what we collect, so it does well only if we do. The next step is practical. We take delivery, test the technology, and take it to the people running Malaysia's healthcare digitalization."

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (Nasdaq: BGLC) is a technology-focused company operating across biotechnology, precision diagnostics and specialty materials. Through its subsidiaries, investments and licensing arrangements, the Company is developing new healthcare and life-science businesses alongside its established operations.

For more information, visit www.bionexusgenelab.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about BGLC's AI and healthcare strategy, including anticipated connections with its investments and VitaGuard work; plans to develop and commercialize its own AI applications; the expected contribution of CogniAI; GeneMatrix report-access and companion development; technology delivery, acceptance testing, licence activation and closing; plans to offer applications to government digitalization initiatives and the outcome of any public procurement; market size and growth projections; additional-industry opportunities; customer adoption; future royalties; and the benefits of the reciprocal share investment. Words such as "will," "would," "plan," "intend," "may," "expect" and similar expressions identify forward-looking statements.

Actual results may differ materially because of technology delivery and acceptance; ownership and third-party rights; any required PRC technology-export approvals; performance on English- and Malay-language records and integration environments; data protection, cybersecurity and healthcare regulation; development readiness; implementation resources and funding; the parties' financial condition, including going-concern uncertainties disclosed in their filings; customer demand, government budgets, priorities and procurement outcomes, and competition; the accuracy of third-party market estimates, which BGLC has not independently verified; share-price volatility, dilution and investment impairment; and accounting judgments. The agreement does not assure closing, customer contracts, revenue, profitability or clinical outcomes. Additional risks appear in BGLC's latest Form 10-K, subsequent Forms 10-Q and other SEC filings. Forward-looking statements speak only as of the date made. BGLC undertakes no obligation to update them except as required by law.

Investor Relations and Corporate Communications

BioNexus Gene Lab Corp.

ir@bionexusgenelab.com

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